Exhibit 3.2
Amendment to the
Certificate of Designations of
Series B Convertible Preferred Stock,
Par Value $0.001,
of comScore, Inc.

COMSCORE, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 242 thereof, hereby certifies that the following resolutions amending the rights of the Series B Convertible Preferred Stock (the “Series B Preferred Stock”) (a) were duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to authority conferred upon the Board of Directors by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and the Amended and Restated Bylaws of the Corporation (the “Bylaws”), at a duly held meeting of the Board of Directors held on April 10, 2023, and (b) were consented to by (i) the holders of at least a majority of the outstanding shares of common stock of the Corporation, par value $0.001 per share, and the Series B Preferred Stock (on an as-converted basis and in accordance with the terms of the Certificate of Designations (as defined below)), and (ii) the holders of at least 75% of the outstanding shares of Series B Preferred Stock, in each case, at a duly held meeting on June 15, 2023.

RESOLVED, that effective upon the filing of this Certificate of Amendment to the Certificate of Designations of Series B Convertible Preferred Stock (this “Certificate of Amendment”), the Certificate of Designations of Series B Convertible Preferred Stock dated and filed with the Delaware Secretary of State on March 10, 2021 (the “Certificate of Designations”), is hereby amended as follows:

1.     The first paragraph of the preamble is hereby amended and restated in its entirety to read as follows:

That, the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on June 16, 2023 (the “Certificate of Amendment”), authorizes the issuance of 380,000,000 shares of capital stock, consisting of 275,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), and 105,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

2.     The defined terms “Accrued Dividends” and “Current Market Price” are hereby amended and restated in their entirety to read as follows:

“Accrued Dividends” means, as of any date, with respect to any share of Series B Preferred Stock, all Annual Dividends that have accrued on such share pursuant to Section 4(b) and Section 4(c), whether or not declared, but that have not, as of such date, been paid in cash, shares of Common Stock, shares of Series B Preferred Stock, or any combination thereof.

“Current Market Price” per share of Common Stock, as of any date of determination, means the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days ending on and including the Trading Day immediately preceding such day, and solely with respect to such term’s use in Section 10 hereof, appropriately adjusted to take into account the occurrence during such period of any event described in Section 10.

Exhibit 3.2
3.     Section 1 of the Certificate of Designations is hereby amended and restated in its entirety to read as follows:

SECTION 1 Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”). The number of authorized shares constituting the Series B Preferred Stock shall be 100,000,000. That number from time to time may be increased or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof, and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Company shall not have the authority to issue fractional shares of Series B Preferred Stock.

4.     Section 4(b)(i) of the Certificate of Designations is hereby amended and restated in its entirety to read as follows:

(b) Accrual of Annual Dividends.

(i) Dividends on each share of Series B Preferred Stock (A) shall be cumulative and accrue and accumulate on a daily basis from and including the Issuance Date of such share, whether or not declared and whether or not the Company has funds legally available to make payment thereof, at a rate equal to the Dividend Rate as further specified below, and compound annually on each Dividend Payment Date (to the extent not paid on such Dividend Payment Date), and (B) shall be payable annually in arrears, subject to the next sentence, on the Dividend Payment Date (such dividends, “Annual Dividends”). The Company shall, with respect to each Dividend Payment Date, declare (such date of declaration, which shall be no more than 15 days prior to the Dividend Record Date, the “Dividend Declaration Date”) and pay, unless prohibited by Section 170 of the DGCL, the Annual Dividends on such Dividend Payment Date.

5.     Section 4(c) of the Certificate of Designations is hereby amended and restated in its entirety to read as follows:

(c) Payment of Annual Dividend.

(i) With respect to any Dividend Payment Date, if (a) the Current Market Price as of the Dividend Declaration Date is below $2.00, the Company will pay all Accrued Dividends on each share of Series B Preferred Stock in cash (to the extent not prohibited by Section 170 of the DGCL), shares of Common Stock, or any combination thereof, (b) the Current Market Price as of the Dividend Declaration Date is at or above $2.00 but does not exceed $2.4719, the Company will pay all Accrued Dividends in cash (to the extent not prohibited by Section 170 of the DGCL), shares of Common Stock, shares of Series B Preferred Stock, or any combination thereof, or (c) the Current Market Price as of the Dividend Declaration Date is above $2.4719, the Company will pay all Accrued Dividends in cash (to the extent not prohibited by Section 170 of the DGCL), shares of Series B Preferred Stock, or any combination thereof, in each case, in the discretion of a committee of the Board composed of directors that have not been designated by, and are not affiliated with, any Holder (the “Disinterested Directors”). If, in accordance with the preceding sentence, the Company is permitted and elects to pay any Accrued Dividends in shares of Common Stock, the number of shares of Common Stock to be paid shall be equal to the quotient of (a) the amount of Accrued Dividends to be paid in shares of Common Stock divided by (b) the Current Market Price

Exhibit 3.2
as of the Dividend Declaration Date or such higher price (resulting in the issuance of fewer shares of Common Stock) as otherwise agreed by the Disinterested Directors and each Holder. If, in accordance with the first sentence of this Section 4(c)(i), the Company is permitted and elects to pay any Accrued Dividends in shares of Series B Preferred Stock, the number of shares of Series B Preferred Stock to be paid shall be equal to the quotient of (a) the amount of Accrued Dividends to be paid in shares of Series B Preferred Stock divided by (b) the Purchase Price. If, in accordance with the first sentence of this Section 4(c)(i), the Company is permitted and elects to pay any Accrued Dividends in shares of Common Stock or Series B Preferred Stock, no fractional shares of Common Stock or Series B Preferred Stock shall be issued to any Holder and the Company shall round down to the nearest whole number of shares of Common Stock or Series B Preferred Stock payable to such Holder. At least ten Trading Days before each Dividend Payment Date, the Company shall have notified the Holders whether it intends, as determined by the Disinterested Directors, to pay Accrued Dividends in cash, Common Stock, Series B Preferred Stock or a combination thereof. The Company shall promptly notify the Holders at any time the Company shall become able or unable, as the case may be, to legally pay Annual Dividends in cash pursuant to Section 170 of the DGCL. If the Company fails to declare and pay a full Annual Dividend on the Series B Preferred Stock on any Dividend Payment Date, then any Annual Dividends otherwise payable on such Dividend Payment Date on the Series B Preferred Stock shall continue to accrue and cumulate at a Dividend Rate of 9.5% per annum, until such failure is cured, for the period from and including the first Dividend Payment Date upon which the Company fails to pay a full Annual Dividend on the Series B Preferred Stock through but not including the day upon which the Company pays in accordance with this Section 4(c) all Annual Dividends on the Series B Preferred Stock that are then in arrears.

(ii) Dividends shall be paid pro rata (based on the number of shares of Series B Preferred Stock held by the Holder) to the Holders of shares of Series B Preferred Stock entitled thereto (for the avoidance of doubt, taking into account any differences in Issuance Date). The record date for payment of Annual Dividends that are declared and paid on each Dividend Payment Date will be the close of business on June 15 of each year (the “Dividend Record Date”).

(iii) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock and Series B Preferred Stock such number of shares of Common Stock and Series B Preferred Stock as shall from time to time be issuable in connection with the payment of Accrued Dividends. The Company shall use its reasonable best efforts to maintain the listing on the NASDAQ of such number of shares of Common Stock as shall from time to time be issuable in connection with the payment of Accrued Dividends. Any shares of Common Stock and Series B Preferred Stock issued upon the payment of Accrued Dividends shall be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights or subscription rights of any stockholder of the Company.

6.     Section 4(d) of the Certificate of Designations is hereby amended and restated in its entirety to read as follows:

(d) Priority of Dividends. So long as any shares of Series B Preferred Stock remain outstanding, unless full Annual Dividends on all outstanding shares of Series B Preferred Stock that have accrued from and including the Issuance Date have been declared and paid in cash, shares of Common Stock, shares of Series B Preferred Stock, or any combination thereof, or have been or

Exhibit 3.2
contemporaneously are declared and a sum sufficient for the payment of those Annual Dividends has been or is set aside for the benefit of the Holders, the Company may not declare any dividend on, or make any distributions relating to, Junior Stock or Parity Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock or Parity Stock, other than:

(i) purchases, redemptions or other acquisitions of shares of Junior Stock in accordance with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants;

(ii) purchases of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged;

(iii) payment of any dividends or distributions in respect of Junior Stock where the dividend or distribution is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid; or

(iv) any dividend in kind in connection with the implementation of a shareholders’ rights or similar plan, or the redemption or repurchase of any rights under any such plan.

Notwithstanding the foregoing, for so long as any shares of Series B Preferred Stock remain outstanding, if Annual Dividends are not declared and paid in full upon the shares of Series B Preferred Stock and any Parity Stock, all Annual Dividends declared upon shares of Series B Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of Annual Dividends declared per share will bear to each other the same ratio that all accrued and unpaid Annual Dividends as of the end of the most recent Dividend Payment Period per share of Series B Preferred Stock and accrued and unpaid Annual Dividends as of the end of the most recent dividend period per share of any Parity Stock bear to each other.

7.     Section 7(a) of the Certificate of Designations is hereby amended and restated in its entirety to read as follows:

(a) At any time after the five (5) year anniversary of the Original Issuance Date, if (i) the Closing Price of the Common Stock was greater than the Mandatory Conversion Price (A) for at least twenty (20) Trading Days in any period of thirty (30) consecutive Trading Days ending on, and including, the Trading Day immediately preceding the date of the Notice of Mandatory Conversion (such thirty (30) consecutive Trading Day period, the “Trading Period”) and (B) on the last Trading Day of the Trading Period and (ii) the pro rata share of an aggregate of $100,000,000 in Annual Dividends and/or Special Dividends has been paid with respect to each share of Series B Preferred Stock (including, for the avoidance of doubt, shares of Series B Preferred Stock issued as payment for Accrued Dividends in accordance with Section 4(c)) that remains outstanding, the Company may elect to convert (a “Mandatory Conversion”) all, but not less than all, of the outstanding shares of Series B Preferred Stock into shares of Common Stock (the date selected by the Company for any Mandatory Conversion pursuant to this Section 7(a) and in accordance with

Exhibit 3.2
Section 7(b) below, the “Mandatory Conversion Date”); provided that the Company may not elect or consummate a Mandatory Conversion if any Investor Party holds or would hold upon such Mandatory Conversion (or any earlier conversion following the date of the related Notice of Mandatory Conversion) shares of Common Stock that are Registrable Securities (as defined in the Registration Rights Agreement) unless as of the date of such Notice of Mandatory Conversion and as of the Mandatory Conversion Date there is an Available Registration Statement covering resale of such shares of Common Stock by the Investor Parties. In the case of a Mandatory Conversion, each share of Series B Preferred Stock then outstanding shall be converted into (A) a whole number of shares of Common Stock at the Conversion Rate plus (B) cash in lieu of fractional shares as set out in Section 10(h).

8.     Section 12(b)(iii) of the Certificate of Designations is hereby amended and restated in its entirety to read as follows:

(iii) any increase or decrease in the authorized number of shares of Series B Preferred Stock or issuance of shares of Series B Preferred Stock after the Issuance Date other than additional shares of Series B Preferred Stock issued as payment for Accrued Dividends in accordance with Section 4(c).

9.     Section 18(a) of the Certificate of Designations is hereby amended and restated in its entirety to read as follows:

(a) Withholding. The Company agrees that, provided that a Holder delivers to the Company a properly executed IRS Form W-9 certifying as to the complete exemption from backup withholding of the Holder (or, if the Holder is a disregarded entity for U.S. federal income tax purposes, its regarded owner), under current law the Company (including any paying agent of the Company) shall not be required to, and shall not, deduct or withhold taxes on any payments or deemed payments to any such Holder. In the event that any such Holder fails to deliver to the Company such properly executed IRS Form W-9, the Company reasonably believes that a previously delivered IRS Form W-9 is no longer accurate and/or valid, or there is a change in law that affects the withholding obligations of the Company, the Company and its paying agent shall be entitled to deduct or withhold on all applicable payments or deemed payments made to the relevant Holder and shall be entitled to set off with respect to any future distributions, such tax amounts as the Company reasonably determines are required to be deducted or withheld therefrom under any provision of applicable law (and, to the extent such amounts are paid to the relevant taxing authority in accordance with applicable law, such amounts will be treated for all purposes of this Certificate of Designations as having been paid to the Person in respect of which such withholding was made); provided, that if the Company determines that an amount is required to be deducted or withheld on any payment or deemed payment with respect to any Holder, the Company shall provide reasonable prior notice to such Holder in writing of its intent to deduct or withhold taxes on such payment and will reasonably cooperate with such Holder in obtaining any available exemption or reduction of such withholding.

10.     Section 18(b) of the Certificate of Designations is hereby amended and restated in its entirety to read as follows:

Exhibit 3.2
(b) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes due upon the issuance of shares of Series B Preferred Stock or the issuance of shares of Common Stock pursuant hereto. However, in the case of conversion of Series B Preferred Stock, the Company shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or Common Stock to a beneficial owner other than the initial beneficial owner of Series B Preferred Stock, and shall not be required to make any such issuance, delivery or payment unless and until the Person requesting such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

11.     Section 18(c) of the Certificate of Designations is hereby amended and restated in its entirety to read as follows:

(c) Tax Treatment. It is intended that, as of the date of the Certificate of Amendment, (i) the Series B Preferred Stock shall not be treated as “preferred stock” for purposes of Section 305 of the Code and the Treasury Regulations promulgated thereunder, and (ii) as a consequence, neither the Annual Dividends nor the Special Dividend accruing on the Series B Preferred Stock nor any difference between the purchase price paid for the Series B Preferred Stock and the Liquidation Preference thereof will, by reason of Section 305(b)(4) of the Code or Treasury Regulations Section 1.305-5, be treated as a distribution of property until paid in cash. The Company and Holders (and their respective affiliates) shall file all tax returns in a manner consistent with the foregoing intended tax treatment and shall not take any tax position that is inconsistent with such intended tax treatment except in connection with, or as required by, any of the following: (v) a change in applicable facts and circumstances as to whether the Series B Preferred Stock has a “real and meaningful probability” of participating in the earnings and growth of the Company at the time of distribution, as determined by the Company pursuant to Treasury regulations section 1.305-5(a)), (w) a change in relevant law occurring after the Original Issuance Date, (x) after the Original Issuance Date, the promulgation of relevant final U.S. Treasury Regulations addressing instruments similar to the Series B Preferred Stock (from and after the effective date of such regulations), (y) an amendment to the terms of this Certificate of Designations or (z) a “determination” within the meaning of section 1313(a) of the Code.

12.     Section 19 of the Certificate of Designations is hereby amended and restated in its entirety to read as follows:

SECTION 19 Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon (i) acknowledgment of receipt, if sent via e-mail or (ii) the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service, in each case, addressed: (i) if to the Company, to its office at comScore, Inc., 11950 Democracy Drive, Suite 600, Reston, Virginia 20190 (Attention: Ashley Wright), Email: , (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Exhibit 3.2

RESOLVED FURTHER, that the Certificate of Designations as amended by the Certificate of Amendment shall remain in full force and effect except as expressly amended hereby.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Certificate of Designations to be executed this 15th day of June 2023.

COMSCORE, INC.

By: /s/ Ashley Wright
Name: Ashley Wright
Title: Secretary